Exhibit 5.1

JONES DAY

NORTH POINT   •   901 LAKESIDE AVENUE   •   CLEVELAND, OHIO 44114-1190

TELEPHONE: (216) 586-3939   •   FACSIMILE: (216) 579-0212

December 6, 2005

Dendreon Corporation

3005 First Avenue

Seattle, Washington 98121

Re:	10,000,000 shares of Common Stock of Dendreon Corporation

Ladies and Gentlemen:

We have acted as counsel for Dendreon Corporation, a Delaware corporation (the “Company”), in connection with the issuance and sale of up to 11,500,000 shares of Common Stock, par value $0.001 per share, of the Company (the “Shares”), pursuant to the Underwriting Agreement dated December 6, 2005 (the “Underwriting Agreement”) between the Company and Banc of America Securities LLC, JMP Securities LLC and Lazard Capital Markets LLC (together, the “Underwriters”).

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed necessary. Based on the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares, when issued and delivered to the Underwriters pursuant to the terms of the Underwriting Agreement against payment of the consideration therefor as provided therein, will be validly issued, fully paid and nonassessable.

Our examination of matters of law in connection with the opinions expressed herein has been limited to, and accordingly our opinions herein are limited to, the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law. We express no opinion with respect to any other law of the State of Delaware or the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K filed by the Company relating to the issuance and sale of the Shares and to the reference to Jones Day under the caption “Legal Matters” in the Prospectus constituting part of the Registration Statement on Form S-3, Registration No. 333-127521 pursuant to which the

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JONES DAY

Dendreon Corporation

December 6, 2005

Shares will be issued and sold. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day